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Q&A for BioScrip Employees
1.	Who is Critical Homecare Solutions (“CHS”)

CHS is one of the largest providers of home infusion services in the country generating about $250 million in revenues with a operating income margin of 18%. CHS operates 68 branch locations in 22 states, primarily in Eastern United States, including 35 infusion pharmacies (of which 16 contain ambulatory treatment centers) and 33 home health nursing offices. CHS utilizes a local business model that emphasizes customized patient care.

CHS is majority owned by Kohlberg & Company, L.L.C., a leading U.S. private equity firm which invests in and acquires ‘middle market’ companies.

2.	How does this acquisition fit into BioScrip’s growth strategy?

Over the past years, our stated goal has been to become the industry’s clinical leader in specialty pharmacy services with the focus on establishing our centers of excellence model across multiple therapeutic categories including infusion, oral and injectable technologies. The acquisition of CHS accelerates our progress toward this goal.

3.	What are the benefits of this transaction?
•	Ability to cross-sell all services on a national basis, enabling accelerated pull-through opportunities;

•	Expanded national footprint with strong regional and local management leadership;

•	A focus on traditional higher margin therapies resulting in higher operating income and overall increased margins

•	Broadened clinical expertise

•	Comprehensive nursing component to better manage the chronically ill

•	Allows accelerated conversion of our existing stores to an infusion model

•	Access to 450 additional payor relations
4.	Why is the home nursing a critical asset for BioScrip?

CHS’s home nursing capability utilizes a dedicated sales staff focused on promoting its disease management programs, clinical outcomes and has a highly trained and proficient nursing staff. It is a significant growth opportunity for BioScrip.

5.	How will this acquisition affect me as a BioScrip employee?

When this acquisition is completed, BioScrip will be a stronger, more broadly based company with a significantly expanded footprint and managed care relationships which will allow us to better service our patients and enhance growth opportunities going forward. Of course this transaction will require a smooth integration. You can look forward to regular updates on how the integration process is progressing.

6.	When will the transaction close?

The acquisition requires the approval of BioScrip’s stockholders and is subject to regulatory approvals and other closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino. The transaction is expected to close in March 31, 2010.

7.	Will there be any management result of this transaction?

Rich, Rick and Stan will remain in place as CEO, President and CFO, respectively. The executive management at CHS will depart after a transition period.

8.	What additional revenue will CHS bring to BioScrip? EBITDA?

CHS is a leading provider of home infusion services generating approximately $252.0 million of revenue and approximately $39.0 million, or 15% of adjusted EBITDA for the twelve months ended September 30, 2009. On a combined basis, BioScrip will have pro forma revenues and adjusted EBITDAO of $1.6 billion and $73.4 million, respectively.

9.	What are the details of the transaction?

Under the terms of the agreement, BioScrip will acquire CHS for a total of $343.2 million. The consideration will include cash of $242.0 million (including approximately $132.0 million to repay CHS debt) and the issuance of $101.2 million of common stock, or approximately 12.94 million shares, (based on BioScrip’s closing stock price of $7.82 on Friday, January 22, 2010). BioScrip will also issue 3.40 million warrants, with a $10.00 exercise price and five-year term.

10.	Will this transaction result in any change of ownership in BioScrip? Any change to the BioScrip Board of Directors?

Given that part of this transaction will be funded with BioScrip common stock, Kohlberg will, on a pro forma basis, hold approximately 24% of our common stock and will be entitled to nominate two directors to join our Board.

11.	What impact will the financing have on our liquidity and ability to continue to invest in future growth opportunities?

Given the significant increase in our combined EBITDAO and the improved operating margins, we will generate enough cash to both service the additional debt we are incurring plus make the necessary investments in our business to continue on this growth trajectory.

12.	When can we start working together with our new CHS associates?

Information sharing for the purpose of integration planning is OK — However, it’s important that we don’t share detailed information before the transaction is finalized.